CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-1A of our report dated March 13, 2013, relating to the financial statements of DoubleLine Equities Small Cap Growth Fund, DoubleLine Equities Growth Fund and DoubleLine Equities Global Technology Fund (each a series of DoubleLine Equity Funds, collectively the “Funds”), which appear in such Registration Statement. We also consent to the references to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Los Angeles, California

March 14, 2013